                                                Filed Pursuant to Rule 424(b)(5)
                                                     Registration No. 333-86468.

            Prospectus Supplement to Prospectus dated July 16, 2002.

                               32,500,000 Shares

                          UNITED PARCEL SERVICE, INC.

                                   (UPS LOGO)

                              Class B Common Stock
                             ----------------------

     The selling shareowners identified in this prospectus supplement are selling an aggregate of 32,500,000 shares of our Class B common stock. The shares offered by this prospectus supplement are being sold primarily to index funds whose portfolios are based on the Standard & Poor's Corporation 500 Composite Index.

     Our Class B common stock is listed on the New York Stock Exchange under the symbol "UPS". The reported closing price of our Class B common stock on the New York Stock Exchange on July 19, 2002 was $67.00 per share.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

     The underwriters have agreed to purchase the Class B common stock from the selling shareowners at a price of $66.915 per share, which will result in $2,174,737,500 of proceeds to the selling shareowners.

     The underwriters may offer the Class B common stock in transactions on the New York Stock Exchange, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

                             ----------------------

     The underwriters expect to deliver the shares against payment in New York, New York on July 24, 2002.

GOLDMAN, SACHS & CO.
                    BLAYLOCK & PARTNERS, L.P.
                                       THE WILLIAMS CAPITAL GROUP, L.P.

                             ----------------------

                   Prospectus Supplement dated July 19, 2002.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information that we have previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of the date of the applicable document.






                             ---------------------

     The distribution of this prospectus supplement and the accompanying prospectus and the offering of the shares in certain jurisdictions may be restricted by law. If you possess this prospectus supplement and the accompanying prospectus, you should find out about and observe these restrictions. This prospectus supplement and the accompanying prospectus are not an offer to sell the shares and are not soliciting an offer to buy the shares in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.

                                  THE COMPANY

     We are the world's largest express carrier, the world's largest package delivery company and a leading global provider of specialized transportation and logistics services. We were founded in 1907 as a private messenger and delivery service in the Seattle, Washington area. Over the past 95 years, we have expanded from a small regional parcel delivery service into a global company. We deliver packages each business day for 1.8 million shipping customers to six million consignees. In 2001, we delivered an average of more than 13.5 million pieces per day worldwide. Total revenue in 2001 was over $30 billion. We focus on the movement of goods, information and funds, and we seek to position ourselves as the world's premier enabler of global commerce.

     Our primary business is the time-definite delivery of packages and documents throughout the United States and in over 200 other countries and territories. We have established a vast global transportation infrastructure and developed a comprehensive portfolio of guaranteed delivery services, and we support these services with advanced technology. We provide logistics services, including integrated supply chain management, for major companies worldwide. We are the industry leader in the delivery of goods purchased over the Internet.

     The address and telephone number of our principal executive offices are 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, (404) 828-6000.

                              RECENT DEVELOPMENTS

     On July 9, 2002, Standard & Poor's announced that our Class B common stock would be included in the S&P 500 Composite Index after close of trading on July 19, 2002. This offering is being made simultaneously with our inclusion in the S&P 500 Composite Index and is being offered primarily to index funds to help meet a portion of the resulting demand for shares.

     On July 12, 2002, we announced results of operations for the second quarter of 2002. Revenue totaled $7.68 billion for the quarter ended June 30, 2002, up 2.5% from the $7.49 billion for the prior year. Consolidated operating profit declined 1.2% to $1.03 billion. Net income declined to $611 million compared to the prior year's $630 million, and earnings per diluted share dropped 1.8% to $0.54 versus $0.55 recorded during the period in 2001.

     On July 16, 2002, we announced that UPS and the International Brotherhood of Teamsters have reached agreement on a new six-year contract to replace the pact that expires July 31, 2002. The contract, which covers roughly 230,000 UPS employees in the United States, now will be presented to the union-represented workers for ratification. UPS and Teamster leaders are recommending a "yes" vote.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of Class B common stock by the selling shareowners.

                              SELLING SHAREOWNERS

     The selling shareowners named below are offering for sale an aggregate of 32,500,000 shares of our Class B common stock. The table below lists:

- the number of shares of our Class A and Class B common stock beneficially owned by each selling shareowner as of June 30, 2002;

- the percentage of our Class A and Class B common stock that their beneficial ownership represents as of June 30, 2002;

- the number of shares they are offering under this prospectus supplement;

- the number of shares of Class A and Class B common stock they would own assuming they sell all of the shares they are offering under this prospectus supplement; and

- the percentage of our Class A and Class B common stock that the number of shares they would own represents, assuming they sell all of the shares they are offering under this prospectus supplement.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

                                               PRIOR TO OFFERING                                     AFTER OFFERING
                                      -----------------------------------   NUMBER OF      -----------------------------------
                                        NUMBER OF SHARES                     CLASS B         NUMBER OF SHARES
                                       BENEFICIALLY OWNED     PERCENT OF      SHARES        BENEFICIALLY OWNED     PERCENT OF
                                      ---------------------   OUTSTANDING    OFFERED       ---------------------   OUTSTANDING
SELLING SHAREOWNERS                    CLASS A      CLASS B    SHARES(1)    HEREBY(2)       CLASS A      CLASS B    SHARES(1)
-------------------                    -------      -------   -----------   ---------       -------      -------   -----------
Annie E. Casey Foundation(3)........  33,769,637    91,512        3.0%      15,000,000     18,769,637    91,512        1.7%
UPS Retirement Plan.................  20,668,360    25,000        1.9%      15,200,000      5,493,360        --          *
UPS Pension Plan....................   2,127,399        --          *        1,500,000        627,399        --          *
UPS Thrift Plan.....................   1,146,014    30,900          *          800,000        376,914        --          *

---------------
 * Less than 1%

(1) Based on an aggregate of 1,116,695,585 shares of Class A and Class B common stock outstanding as of June 30, 2002.

(2) To the extent a selling shareowner beneficially owns fewer Class B shares than the number of Class B shares indicated as offered hereby, a sufficient number of Class A shares will be converted to Class B shares so that the Class B shares may be offered hereby.

(3) Five of the ten members of the board of trustees of the Annie E. Casey Foundation are also members of our board of directors.

                                  UNDERWRITING

     We, the selling shareowners and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

                        Underwriters                          Number of Shares
                        ------------                          ----------------
Goldman, Sachs & Co. .......................................     31,850,000
Blaylock & Partners, L.P. ..................................        325,000
The Williams Capital Group, L.P.............................        325,000
                                                                 ----------
                                                                 32,500,000
                                                                 ==========

     The underwriters are committed to take and pay for all of the shares being offered, if any are taken. It is a condition to the closing of this offering that our Class B common stock be included in the S&P 500 Composite Index.

     The underwriters propose to offer the shares of Class B common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. In connection with the sale of the shares of Class B common stock offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling shares of Class B common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares of Class B common stock for whom they may act as agents or to whom they may sell as principal.

     In connection with the offering, the underwriters may purchase and sell shares of Class B common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. The underwriters will need to close out any short sale by purchasing shares in the open market. The underwriters are likely to create a short position if they are concerned that there may be downward pressure on the price of the Class B common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class B common stock made by the underwriters in the open market prior to the completion of the offering.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the Class B common stock and may stabilize, maintain or otherwise affect the market price of the Class B common stock. As a result, the price of the Class B common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     The selling shareowners estimate that their share of the total expenses of the offering will be approximately $100,000.

     We and the selling shareowners have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     The underwriters and their affiliates have in the past provided, and may in the future from time to time provide, commercial or investment banking services to us, for which they have in the past received, and may in the future receive, customary fees.

                         VALIDITY OF OFFERED SECURITIES

     The validity of the shares of Class B common stock offered by this prospectus supplement will be passed upon for UPS by King & Spalding. Certain legal matters in connection with the securities will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, New York, New York.

PROSPECTUS

                               32,500,000 Shares

                          UNITED PARCEL SERVICE, INC.

                                   (UPS LOGO)

                              Class B Common Stock

                             ----------------------

     By this prospectus, the selling shareowners identified in this prospectus may from time to time offer an aggregate of up to 32,500,000 shares of our Class B common stock to the public. We and the selling shareowners will provide the specific terms of any offering of our Class B common stock in supplements to this prospectus. You should read this prospectus and each applicable supplement carefully before you invest.

                             ----------------------

     Our Class B common stock is listed on the New York Stock Exchange under the symbol "UPS".

     We and the selling shareowners anticipate that any shares of our Class B common stock offered by this prospectus and any prospectus supplement will be offered exclusively or primarily to index funds whose portfolios are primarily based on a particular stock index, such as the Standard & Poor's Corporation 500 Composite Index, assuming our Class B common stock is included in any such index. We cannot assure you when, if ever, our Class B common stock will be included in any such index. If our Class B common stock is included in any such index, these index funds may be required to acquire and hold shares of our Class B common stock.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

     This prospectus may not be used to sell any shares of our Class B common stock unless it is accompanied by a prospectus supplement.

                 The date of this prospectus is July 16, 2002.

                       ---------------------------------

                               TABLE OF CONTENTS

                       ---------------------------------

                                                               PAGE
                                                               ----
ABOUT THIS PROSPECTUS.......................................     1
WHERE YOU CAN FIND MORE INFORMATION.........................     1
UNITED PARCEL SERVICE, INC. ................................     3
USE OF PROCEEDS.............................................     3
DESCRIPTION OF COMMON STOCK.................................     4
SELLING SHAREOWNERS.........................................     6
PLAN OF DISTRIBUTION........................................     8
VALIDITY OF OFFERED SECURITIES..............................     9
EXPERTS.....................................................     9

                       ---------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UPS, ANY SELLING SHAREOWNER OR ANY UNDERWRITER OR AGENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY AND THEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, the selling shareowners identified in this prospectus may sell an aggregate of up to 32,500,000 shares of our Class B common stock.

     This prospectus provides you with a general description of the Class B common stock that the selling shareowners may sell. Each time any selling shareowner sells shares of our Class B common stock, we and the selling shareowners will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement together with additional information described under the caption "Where You Can Find More Information." The selling shareowners may only use this prospectus to sell Class B common stock if it is accompanied by a prospectus supplement.

     Unless indicated in the applicable prospectus supplement, neither we, any selling shareowner nor any underwriter have taken any action that would permit any selling shareowner to publicly sell our Class B common stock in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the shares and the distribution of this prospectus.

     Unless the context requires otherwise, references to "UPS," "we," "us," and "our" mean United Parcel Service, Inc. and its subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement of which this prospectus is a part, at the SEC reference room located at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Please telephone the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on the public reference room. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. You may find our reports, proxy statements and other information at the SEC website. In addition, you can obtain reports and proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows to us to "incorporate by reference" into this document the information that we file with the SEC. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is an important part of this prospectus and the accompanying prospectus supplement, and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus:

     - our annual report on Form 10-K for the year ended December 31, 2001;

     - our quarterly report on Form 10-Q for the quarter ended March 31, 2002;

     - our current reports on Form 8-K dated July 10, 2002 and July 12, 2002;
       and

     - the description of our common stock set forth in the registration statement on Form 8-A filed on November 4, 1999 with the SEC pursuant to
       Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

     We will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference in this prospectus, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for copies of these documents should be directed to:

                          United Parcel Service, Inc.
                           55 Glenlake Parkway, N.E.
                             Atlanta, Georgia 30328
                           Attn: Corporate Secretary
                           Telephone: (404) 828-6000

     This prospectus is part of the registration statement we have filed with the SEC relating to the Class B common stock described in this prospectus. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the securities. The registration statement may contain additional information that may be important to you.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE APPLICABLE PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. WE ARE ONLY OFFERING THESE SECURITIES IN STATES WHERE THE OFFER IS PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR THE APPLICABLE PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATES ON THE FRONT OF THOSE DOCUMENTS.

                          UNITED PARCEL SERVICE, INC.

     We are the world's largest express carrier, the world's largest package delivery company and a leading global provider of specialized transportation and logistics services. We were founded in 1907 as a private messenger and delivery service in the Seattle, Washington area. Over the past 95 years, we have expanded from a small regional parcel delivery service into a global company. We deliver packages each business day for 1.8 million shipping customers to six million consignees. In 2001, we delivered an average of more than 13.5 million pieces per day worldwide. Total revenue in 2001 was over $30 billion. We focus on the movement of goods, information and funds, and we seek to position ourselves as the world's premier enabler of global commerce.

     Our primary business is the time-definite delivery of packages and documents throughout the United States and in over 200 other countries and territories. We have established a vast global transportation infrastructure and developed a comprehensive portfolio of guaranteed delivery services, and we support these services with advanced technology. We provide logistics services, including integrated supply chain management, for major companies worldwide. We are the industry leader in the delivery of goods purchased over the Internet.

     The address and telephone number of our principal executive offices are 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, (404) 828-6000.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of any shares of Class B common stock by any selling shareowner.

                          DESCRIPTION OF COMMON STOCK

     The following section summarizes the material terms of our common stock. Our restated certificate of incorporation and bylaws have been filed as exhibits to the registration statement and you should read our restated certificate of incorporation and bylaws for provisions that may be important to you. You can obtain copies of our restated certificate of incorporation and bylaws by following the directions under the caption "Where You Can Find More Information."

GENERAL

     We are authorized to issue a total of 10,200,000,000 shares of common stock, of which:

     - 1,533,333,333 are shares of Class A-1 common stock, par value $.01 per share,

     - 1,533,333,333 are shares of Class A-2 common stock, par value $.01 per share,

     - 1,533,333,334 are shares of Class A-3 common stock, par value $.01 per share, and

     - 5,600,000,000 are shares of Class B common stock, par value $.01 per share.

     Generally, all shares of our common stock have the same relative rights, preferences and limitations, except as follows:

     - shares of Class A-1 common stock, Class A-2 common stock and Class A-3 common stock have 10 votes per share, and shares of Class B common stock have 1 vote per share;

     - shares of Class A-1 common stock, Class A-2 common stock and Class A-3 common stock may be reclassified as a single class of common stock; and

     - shares of Class A-1 common stock, Class A-2 common stock and Class A-3 common stock may be converted at any time by the holder into an equal number of shares of Class B common stock and, if transferred to certain transferees, are automatically converted into shares of Class B common stock immediately upon transfer.

     Our Class B common stock is listed and traded on the New York Stock Exchange under the symbol "UPS." There is no public market for our Class A common stock.

     Dividends may be paid on our common stock out of funds legally available for dividends, when and if declared by our board of directors, provided that, in the case of a distribution of our common stock, each class of common stock receives a distribution of only shares of the same class of common stock. For example, only shares of Class B common stock may be distributed with respect to Class B common stock.

     Holders of our common stock are entitled to share ratably in any dividends and in any assets available for distribution on liquidation, dissolution or winding-up, subject, if any of our preferred stock is then outstanding, to any preferential rights of such preferred stock. Our common stock is not redeemable, has no subscription rights and does not entitle the holder to any preemptive rights.

     Mellon Investor Services LLC is the transfer agent and registrar for our common stock.

ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE AND BY-LAW PROVISIONS

     Our restated certificate of incorporation and bylaws contain provisions that may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareowner might consider in its best interest. These provisions include:

     - Restrictions on the voting power of any person or group who owns more than 25% of our total voting power (such persons will be entitled to only 1/100(th) of a vote for each vote in excess of 25% of our voting power);

     - No shareowner action by written consent;

     - No shareowner ability to call a special meeting;

     - No cumulative voting;

     - Our ability to issue preferred stock without any action on the part of the shareowners;

     - Advance notice provisions that specify how and when a shareowner may bring business before an annual meeting;

     - Indemnification of officers and directors and limitations on their liability; and

     - Supermajority provisions -- an 80% vote of our shareowners is required to amend the provisions of our restated certificate relating to:

       - The prohibition on shareowner action by written consent;

       - The calling of a special meeting of shareowners; and

       - The restrictions on the voting power of a shareowner that holds more than 25% of our voting power.

     These provisions are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that this increased protection gives us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could improve their terms.

DELAWARE BUSINESS COMBINATION STATUTE

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. Section 203 imposes restrictions which, under certain circumstances, may make it more difficult for an "interested stockholder", as defined in Section 203, to effect various business combinations with the corporation for a three year period from the time such person becomes an interested stockholder. Under Section 203, a corporation's bylaws or certificate of incorporation may exclude a corporation from the restrictions imposed by
Section 203. Neither our bylaws nor our certificate of incorporation contains such a provision.

                              SELLING SHAREOWNERS

     Selling shareowners may from time to time offer for sale an aggregate of up to 32,500,000 shares of our Class B common stock.

     The table below lists

     - the number of shares of our Class A and Class B common stock beneficially owned by each selling shareowner as of June 30, 2002;

     - the percentage of our Class A and Class B common stock that their beneficial ownership represents as of June 30, 2002;

     - the number of shares they may offer under this prospectus;

     - the number of shares of Class A and Class B common stock they would own assuming:

       - they would have sold all of the shares they may offer under this prospectus,

       - they would not sell any shares to an "affiliate," as such term is defined under the federal securities laws, and

       - they do not acquire additional shares of our common stock before they sell all the shares they may offer under this prospectus; and

     - the percentage of our Class A and Class B common stock that the number of shares they would own represents, assuming they would have sold all the shares they may offer under this prospectus.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

                                  PRIOR TO OFFERING                                            AFTER OFFERING
                        -------------------------------------                       -------------------------------------
                           NUMBER OF SHARES                                            NUMBER OF SHARES
                          BENEFICIALLY OWNED      PERCENT OF        NUMBER OF         BENEFICIALLY OWNED      PERCENT OF
                        -----------------------   OUTSTANDING    CLASS B SHARES     -----------------------   OUTSTANDING
SELLING SHAREOWNERS       CLASS A      CLASS B     SHARES(1)    OFFERED HEREBY(2)     CLASS A      CLASS B     SHARES(1)
-------------------     -----------   ---------   -----------   -----------------   -----------   ---------   -----------
Annie E. Casey
 Foundation...........   33,769,637     91,512        3.0%          15,000,000       18,861,149      --           1.7%
UPS Retirement Plan...   20,668,360     25,000        1.9%          15,200,000        5,493,360      --             *
UPS Pension Plan......    2,127,399         --          *            1,500,000          627,399      --             *
UPS Thrift Plan.......    1,146,014     30,900          *              800,000          376,914      --             *

---------------

 *  Less than 1%

(1) Based on an aggregate of 1,116,695,585 shares of Class A and Class B common stock outstanding as of June 30, 2002.

(2) To the extent a selling shareowner beneficially owns fewer Class B shares than the number of Class B shares indicated as offered hereby, a sufficient number of Class A shares will be converted to Class B shares so that the Class B shares may be offered hereby.

     The prospectus supplement for any offering of Class B common stock by selling shareowners will include the following information about the selling shareowners:

     - the names of the selling shareowners participating in the offering;

     - the nature of any position, office or other material relationship between any of the selling shareowners and us, our affiliates or predecessors during the last three years;

     - the number of shares offered by selling shareowners under the prospectus supplement; and

     - the number of shares of Class A and Class B common stock owned by the selling shareowners before and after the offering, and if one percent or more, the percentage of Class A and Class B common stock owned by selling shareowners after the offering.

                              PLAN OF DISTRIBUTION

     The selling shareowners may offer and sell the Class B common stock described in this prospectus in transactions effected through the New York Stock Exchange or in private transactions that are not effected through the New York Stock Exchange and, in either case:

     - through one or more underwriters or dealers;

     - through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     - directly to one or more purchasers (through a specific bidding or auction process or otherwise);

     - in at-the-market offerings, within the meaning of Rule 415(a)(4) under the Securities Act; or

     - through a combination of any of these methods of sale.

     The distribution of the Class B common stock described in this prospectus may be effected:

     - at a fixed price or prices, which may be changed;

     - at market prices prevailing at the time of sale;

     - at prices relating to the prevailing market prices; or

     - at negotiated prices.

     We and the selling shareowners anticipate that any shares of our Class B common stock offered by this prospectus and any prospectus supplement will be offered exclusively or primarily to index funds whose portfolios are primarily based on a particular stock index, such as the Standard & Poor's Corporation 500 Composite Index, assuming our Class B common stock is to be included in any such index. We cannot assure you when, if ever, our Class B common stock will be included in any such index. If our Class B common stock is included in any such index, these index funds may be required to acquire and hold shares of our Class B common stock.

     If any selling shareowner offers and sells shares of our Class B common stock through an underwriter or underwriters, we and the selling shareowners will execute an underwriting agreement with the underwriter or underwriters. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, will be described in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities.

     If any selling shareowner offers and sells Class B common stock through a dealer, the selling shareowners or an underwriter will sell the Class B common stock to the dealer, as principal. The dealer may then resell the Class B common stock to the public at varying prices to be determined by the dealer at the time of resale. The name of the dealer and terms of the transactions will be set forth in the applicable prospectus supplement.

     We and the selling shareowners may enter into agreements with underwriters and dealers under which we and the selling shareowners may agree to indemnify the underwriters and dealers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make with respect to these liabilities. The terms and conditions of this indemnification or contribution will be described in the applicable prospectus supplement. Some of the underwriters or dealers or their affiliates may be customers of, engage in transactions with or perform services for us or the selling shareowners in the ordinary course of business.

                         VALIDITY OF OFFERED SECURITIES

     The validity of the shares of Class B common stock offered by this prospectus will be passed upon for UPS by King & Spalding. Certain legal matters in connection with the securities will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to UPS's change in its method of accounting for derivative financial instruments and hedging activities to conform with Statement of Financial Accounting Standards No. 133, as amended), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                            Page
                                            ----
The Company..............................   S-3
Recent Developments......................   S-3
Use of Proceeds..........................   S-3
Selling Shareowners......................   S-4
Underwriting.............................   S-5
Validity of Offered Securities...........   S-6
                   Prospectus
About This Prospectus....................     1
Where You Can Find More Information......     1
United Parcel Service, Inc...............     3
Use of Proceeds..........................     3
Description of Common Stock..............     4
Selling Shareowners......................     6
Plan of Distribution.....................     8
Validity of Offered Securities...........     9
Experts..................................     9

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                               32,500,000 Shares
                          UNITED PARCEL SERVICE, INC.

                                   (UPS LOGO)
                              Class B Common Stock
                            ------------------------

                             PROSPECTUS SUPPLEMENT

                            ------------------------
                              GOLDMAN, SACHS & CO.

                           BLAYLOCK & PARTNERS, L.P.

                        THE WILLIAMS CAPITAL GROUP, L.P.
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